UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 29, 2014 (July 24, 2014)

Aetna Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-16095	23-2229683
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

151 Farmington Avenue, Hartford, CT	06156
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(860) 273-0123

Former name or former address, if changed since last report:	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 24, 2014, the Aetna Inc. (“Aetna”) Board of Directors (the “Board”) appointed Olympia J. Snowe a Director of Aetna effective immediately. Ms. Snowe's term will run until Aetna's 2015 Annual Meeting of Shareholders. Ms. Snowe, 67, is a former United States Senator and currently is Chairman and CEO of Olympia Snowe, LLC, a policy and communications consulting firm. With the appointment of Ms. Snowe, Aetna's Board now consists of thirteen directors.

Ms. Snowe was also appointed to the Board's Audit Committee and Medical Affairs Committee.

The Board affirmatively determined in its business judgment that Ms. Snowe is independent as defined in the New York Stock Exchange (“NYSE”) listing standards and under Aetna’s Director Independence Standards and that any relationship with Aetna or its subsidiaries (either directly or as a partner, shareholder or officer of any organization that has a relationship with Aetna or its subsidiaries) is immaterial under the independence test thresholds contained in the NYSE listing standards and under Aetna’s Director Independence Standards. In addition, the Board determined in its business judgment that Ms. Snowe meets the independence and financial literacy requirements for audit committee members set forth in the NYSE listing standards.

Aetna will compensate Ms. Snowe in the manner and amounts and pursuant to the plans applicable to all Aetna Directors as described in the 2014 Aetna Inc. Notice of Annual Meeting and Proxy Statement, including fees related to service on Board committees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aetna Inc.

Date: July 29, 2014	By:	/s/ Rajan Parmeswar
Name: Rajan Parmeswar
Title: Vice President, Controller and Chief Accounting Officer